EXHIBIT 5

March 24, 2005

Granite City Food & Brewery Ltd.

5831 Cedar Lake Road

St. Louis Park, Minnesota 55416

Re:                             Granite City Food & Brewery Ltd.

Registration Statement on Form S-8

2002 Equity Incentive Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 232,041 additional shares of common stock to be issued under the Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan (the “Plan”), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the Plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Granite City Food & Brewery Ltd.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association

By	/s/ Brett D. Anderson
Brett D. Anderson